Exhibit 10(ff)

ENERGY FUTURE HOLDINGS CORP. KEY EMPLOYEE

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of December 17, 2009 (the “Effective Date”), is made by and between Energy Future Holdings Corp., a Texas corporation (hereinafter referred to as the “Company”), and the individual whose name is set forth on the signature page hereof (hereinafter referred to as the “Optionee”). Any capitalized terms used but not otherwise defined herein shall have the meaning set forth in the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its Affiliates (the “Plan”).

WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Organization and Compensation Committee of the Board of the Company (the “Committee”) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Option provided for herein to the Optionee as an incentive for increased efforts during his term of employment with the Company or its Subsidiaries or Affiliates, and has advised the Company thereof and authorized the undersigned officers to issue said Option.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.

Section 1.1 Cause

“Cause” shall mean “Cause” as such term may be defined in any employment agreement or any change-in-control agreement in effect at the time of termination of employment between the Optionee and the Company or any of its Subsidiaries or Affiliates, or, if there is no such employment or change-in-control agreement, “Cause” shall mean, with respect to an Optionee: (i) if, in carrying out his duties to the Company, the Optionee engages in conduct that constitutes (a) a material breach of his fiduciary duty to the Company or its shareholders (including, without limitation a material breach or attempted breach of the restrictive covenants under the Management Stockholder’s Agreement), (b) gross neglect or (c) gross misconduct resulting in material economic harm to the Company, provided that any such conduct described in (a), (b) or (c) is not cured within ten (10) business days after the Optionee receives from the Company written notice thereof, or (ii) Optionee’s conviction of, or entry of a plea of guilty or nolo contendere for, a felony or other crime involving moral turpitude.

Section 1.2 Closing Date

“Closing Date” shall mean October 10, 2007.

Section 1.3 Disability

“Disability” shall mean “Disability” as such term is defined in any employment agreement between the Optionee and the Company or any of its Subsidiaries, or, if there is no such employment agreement, “Disability” shall mean the Optionee’s physical or mental incapacitation and consequent inability for a period of six consecutive months to perform the Optionee’s duties; provided, however, in the event the Company temporarily replaces the Optionee, or transfers the Optionee’s duties or responsibilities to another individual, on account of the Optionee’s mental or physical impairment for a period of time which is covered by the Company’s short term disability plan, the Optionee’s employment shall not be deemed terminated by the Company and the Optionee shall not be able to resign with Good Reason.

Section 1.4 Extended Exercise Date

“Extended Exercise Date” shall mean the earlier of: (i) the tenth anniversary of the applicable Grant Date; or (ii) the later of the date: (A) one hundred and eighty (180) days following the date of an Optionee’s termination of employment with the Company and all Service Recipients and (B) thirty (30) days following the first date on which the Optionee could exercise the Option, or any portion thereof, and immediately resell the Shares acquired upon such exercise for cash consideration.

Section 1.5 Fair Market Value

“Fair Market Value” shall mean, for the purposes of the Plan and this Agreement and notwithstanding the definition contained in the Plan: (i) if there is a public market for the Shares on such date, the average of the high and low closing bid prices of the Shares on such stock exchange on which the Shares are principally trading on the date in question, or, if there were no sales on such date, on the closest preceding date on which there were sales of Shares or, (ii) if there is no public market for the Shares, on a per Share basis, the fair market value of the Common Stock on any given date, as determined reasonably and in good faith by the Board, which shall not take into account any minority interest discount and shall not take into account a discount for illiquidity of Shares held by an Optionee in excess of any illiquidity discount applicable to Shares generally; provided that if the Board’s determination under this clause (ii) is not based on a valuation completed by an independent valuation firm within the 6 months preceding the Board’s determination, the Optionee may require the Company to retain an independent valuation firm to determine the fair market value (and the Company will bear the cost of such appraisal, unless the appraised value is 110% or less of the fair market value as determined by the Board, in which case the Optionee will bear the cost of such appraisal).

Section 1.6 Fiscal Year

“Fiscal Year” shall mean each of calendar year 2010, 2011, 2012, 2013, and 2014.

Section 1.7 Good Reason

“Good Reason” shall mean “Good Reason” as such term may be defined in any employment agreement or any change-in-control agreement in effect at the time of termination of employment between the Optionee and the Company or any of its Subsidiaries or Affiliates, or, if there is no such employment or change-in-control agreement, “Good Reason” shall mean (i) a reduction in the Optionee’s base salary or the Optionee’s annual incentive compensation opportunity (other than a general reduction in base salary or annual incentive compensation opportunities that affects all salaried employees of the Company proportionately); (ii) a transfer of the Optionee’s primary workplace by more than thirty-five (35) miles from the current workplace; (iii) a substantial adverse change in the Optionee’s duties and responsibilities; (iv) any material breach by the Company of this Agreement, the Management Stockholder’s Agreement, or the Optionee’s employment agreement; or (v) an adverse change in the Optionee’s line of reporting to superior officers pursuant to the terms of his employment agreement or any change-in-control agreement; provided, however, that any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten (10) business days after the Optionee gives the Company written notice of any such event set forth above, shall not constitute Good Reason.

Section 1.8 Grant Date

“Grant Date” means the date of grant of the Option, or a portion thereof, which is specified for each of the Time Option and the Performance Option in Section 2.1 hereof.

Section 1.9 Job Elimination

“Job Elimination” shall mean the termination of an Optionee’s employment without Cause by the Company or any of its Subsidiaries or Affiliates in either of Fiscal Year 2011 or 2012 due to the elimination of the Optionee’s job position, to the extent determined by the Chief Executive Officer and approved by the Committee that such elimination occurred.

Section 1.10 Liquidity Event

“Liquidity Event” shall mean the first to occur of any transaction or completion of a series of transactions that results, directly or indirectly, in the Sponsor Group or their Affiliates realizing in respect of their Shares cash and/or publicly traded securities (includes Shares held by the Sponsor Group or their Affiliates, if then publicly traded and freely marketable securities) having a market value that at least equals the Sponsor Return or the Sponsor IRR, provided that if more than 25% of the aggregate amount realized is in the form of publicly traded securities, no portion of such excess may be taken into account in determining the Sponsor Return or Sponsor IRR until such securities are sold for cash in accordance with Section 3.1(c).

Section 1.11 Management Stockholder’s Agreement

“Management Stockholder’s Agreement” shall mean that certain Management Stockholder’s Agreement between the Optionee and the Company.

Section 1.12 Marketable Securities

“Marketable Securities” shall mean (i) prior to a public offering, the equity securities of any acquiring entity that gains control of the Company or (ii) the registered Shares of the Company following a public offering.

Section 1.13 Measurement Date

“Measurement Date” shall mean any date upon which a Liquidity Event occurs.

Section 1.14 Option

“Option” shall mean the aggregate of the Time Option and the Performance Option granted under Section 2.1 of the Agreement.

Section 1.15 Parent

“Parent” shall mean Texas Energy Future Holdings Limited Partnership, a Delaware Limited Partnership.

Section 1.16 Performance Option

“Performance Option” shall have the meaning given such term in Section 2.1 hereof.

Section 1.17 Retirement

“Retirement” shall mean the Optionee’s retirement at age 55 or over after having been employed by the Company or a Subsidiary or Parent for at least ten (10) consecutive years.

Section 1.18 Secretary

“Secretary” shall mean the Secretary of the Company.

Section 1.19 Sponsor IRR

“Sponsor IRR” shall mean an amount equal to a pretax compounded annual internal rate of return of at least 20% on the aggregate amount paid by the Sponsor Group for all of their Shares. For the avoidance of doubt, (a) any calculation of Sponsor IRR will take into account cash dividends or other cash distributions paid on Shares, as well as the value of the Shares if and when they become publicly traded, and (b) Sponsor IRR will not be calculated taking into account the receipt by the Sponsor Group or any of their Affiliates of any management, monitoring, transaction or other fees payable to such parties by the Company or any of its Subsidiaries.

Section 1.20 Sponsor Return

“Sponsor Return” shall mean, on any given date, an amount equal to the product of 3.0 (3.5 in respect of Fiscal Years 2016 and 2017) times the aggregate amount paid by the Sponsor Group for all of their Shares. For the avoidance of doubt, (a) any calculation of Sponsor Return will take into account cash dividends or other cash distributions paid on Shares, as well as the value of the Shares if and when they become publicly traded, and (b) Sponsor Return will not be calculated taking into account the receipt by the Sponsor Group or any of their Affiliates of any management, monitoring, transaction or other fees payable to such parties by the Company or any of its Subsidiaries.

Section 1.21 Time Option

“Time Option” shall have the meaning given such term in Section 2.1 hereof.

ARTICLE II

GRANT OF OPTIONS

Section 2.1 Grant of Options

This Agreement evidences the grant to the Optionee, for good and valuable consideration and in each case on the terms and conditions set forth in this Agreement, of the following:

(a) an option to purchase 1,125,000 Shares, granted to Optionee on October 29, 2009, which shall vest in accordance with the provisions of Section 3.1(a)(i) hereof (the “Time Option”); and

(b) an option to purchase 375,000 Shares, granted to the Optionee on October 29, 2009, which shall vest in accordance with the provisions of Section 3.1(a)(ii) hereof (the “Performance Option”).

Section 2.2 Exercise Price

Subject to Section 2.4, the exercise price of the Shares covered by the Option shall be equal $3.50 per Share (the “Exercise Price”).

Section 2.3 No Guarantee of Employment

Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continued employment by the Company or any Subsidiary or Affiliate or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries or Affiliates, which are hereby expressly reserved, to terminate the employment of the Optionee at any time for any reason whatsoever, with or without Cause, subject to the applicable provisions of, if any, the Optionee’s employment agreement with the Company.

Section 2.4 Adjustments to Option

The Option shall be subject to the adjustment provisions of Sections 8 and 9 of the Plan, provided, however, that in the event of the payment of an extraordinary dividend by the Company to its stockholders, then: the Exercise Price of the Option shall be reduced by the amount of the dividend paid, but only to the extent the Committee determines it to be permitted under applicable tax laws and not have adverse tax consequences to the Optionee under Section 409A of the Code; and, if such reduction cannot be fully effected due to such tax laws without adverse tax consequences to the Optionee, then the Company shall pay to the Optionee a cash payment, on a per Share basis, equal to the balance of the amount of the dividend not permitted to be applied to reduce the Exercise Price of the applicable Option as follows: (a) for each Share subject to a vested Option, immediately upon the date of such dividend payment; and (b), for each Share subject to an unvested Option, on the date on which such Option becomes vested and exercisable with respect to such Share.

ARTICLE III

PERIOD OF EXERCISABILITY

Section 3.1 Commencement of Exercisability

(a) So long as the Optionee continues to be employed by the Company or any other Service Recipients, the Option shall become exercisable pursuant to the following schedules:

(i) Time Option. The Time Option shall become vested and exercisable with respect to 20% of the Shares subject to the Time Option on each of the first five anniversaries of the Grant Date.

(ii) Performance Option. The Performance Option shall be eligible to become vested and exercisable as to 20% of the Shares subject to such Option at the end of each of the five Fiscal Years if the Company, on a consolidated basis, achieves its annual EBITDA targets as set forth in Schedule A attached hereto (each, an “EBITDA Target”) for the given Fiscal Year. Notwithstanding the foregoing, in the event that an EBITDA Target is not achieved in a particular Fiscal Year, then that portion of the Performance Option that was eligible to vest but failed to vest due to the Company’s failure to achieve its EBITDA Target shall nevertheless vest and become exercisable at the end of either of the two immediately subsequent Fiscal Years if the applicable two- or three-year cumulative EBITDA Target (each, a “Cumulative EBITDA Target”) set forth on Schedule A attached hereto is achieved on a cumulative basis at the end of either of the two immediately subsequent Fiscal Years with respect to a Fiscal Year completed no more than two years prior to the then completed Fiscal Year(s); provided that, in the event that an EBITDA Target is not achieved in either of Fiscal Years 2013 and 2014, then that portion of the Performance Option that was eligible to vest but failed to vest due to the Company’s failure to achieve its EBITDA Target or the applicable Cumulative EBITDA Target shall nevertheless vest and become exercisable at the end of either of the two immediately subsequent Fiscal Years of the Company if the budgeted EBITDA target set by the Board and the Committee in respect of such Fiscal Year of the Company is achieved and the excess over such budgeted amount is sufficient to satisfy the shortfall from Fiscal Year 2013 or 2014. For purposes of the foregoing proviso clause, the term “Fiscal Year” shall include calendar years 2015 and 2016.

(b) Notwithstanding any of Section 3.1(a) above, upon the occurrence of a termination of employment without Cause, termination of employment on account of the Company or other applicable Service Recipient’s failure to renew the Optionee’s existing employment agreement, or a resignation by the Optionee for Good Reason, in each case following the occurrence of a Change in Control, the Time Option shall become immediately exercisable as to 100% of the Shares subject to such Option immediately prior to the Change of Control.

(c) Notwithstanding any of Section 3.1(a) above, upon the occurrence of a Liquidity Event, subject to the Optionee being employed on the date of such event, the Performance Option shall become immediately exercisable as to 100% of the Shares subject to such Option immediately prior to the Liquidity Event (but only to the extent such Option has not otherwise terminated or become exercisable). If Sponsor IRR and Sponsor Return would not be achieved as a result of the Performance Options becoming immediately exercisable as to 100% of the Shares subject to such Option pursuant to the preceding sentence, “100%” in the preceding sentence shall be replaced with the maximum percentage so that either the Sponsor IRR or Sponsor Return is achieved. In the event that the Sponsor Group receives Marketable Securities in an event constituting a Measurement Date (including, following a public offering, Shares) in excess of more than 25% of the aggregate amount realized in such event, (1) Sponsor IRR and Sponsor Return shall be initially calculated at the time of the Measurement Date without regard to the value of such Marketable Securities so received and such resulting Sponsor Return and Sponsor IRR shall be used to determine vesting of Shares subject to the Performance Option in accordance with this Section 3.1(c); and (2) if the Sponsor Return and/or Sponsor IRR as calculated in (1) above do not result in 100% vesting of the outstanding exercisable Shares subject to such Performance Option immediately prior to the Measurement Date, Sponsor Return and Sponsor IRR shall be recalculated upon each direct or indirect disposition of such Marketable Securities by the Sponsor Group for cash, discounting the cash received to determine its present value at the time of the Measurement Date. If such recalculated Sponsor IRR and/or Sponsor Return would have resulted in 100% vesting of all Shares subject to the Performance Option at the time of the Measurement Date, then 100% of such Performance Option shall immediately vest; provided, however, that any Optionee whose employment is terminated without Cause by the Company or as a result of the Company or other applicable Service Recipient’s failure to renew his employment agreement, or who terminates his employment with Good Reason, such Optionee’s Performance Option, or a portion thereof, having been forfeited or cancelled between the occurrence of the Measurement Date and the subsequent vesting of such Performance Option, in accordance with this Section 3.1(c), shall be entitled to the difference between the price per Share paid on the Measurement Date and the strike price of the Performance Option that was so cancelled or forfeited.

(d) Except as provided above, no Option shall become exercisable as to any additional Shares following the termination of employment of the Optionee for any reason and any Option, which is unexercisable as of the Optionee’s termination of employment, shall immediately expire without payment therefor.

Section 3.2 Expiration of Option

Except as otherwise provided in Section 5 or 6 of the Management Stockholder’s Agreement, the Optionee may not exercise the Option, or any portion thereof, to any extent after the first to occur of the following events:

(a) The tenth anniversary of the applicable Grant Date;

(b) The first anniversary of the date of the Optionee’s termination of employment with the Company and all Service Recipients, if the Optionee’s employment is terminated by reason of death or Disability;

(c) Immediately upon the date of an Optionee’s termination of employment by the Company and all Service Recipients for Cause;

(d) Thirty (30) days after the date of an Optionee’s resignation from employment with the Company and all Service Recipients without Good Reason (except due to death or Disability);

(e) One hundred and eighty (180) days after the date of: (i) an Optionee’s resignation from employment with the Company and all Service Recipients for Good Reason; (ii) an Optionee’s Retirement; or (iii) an Optionee’s termination of employment by the Company and all Service Recipients without Cause (for any reason other than as set forth in Sections 3.2(b) or 3.2(g)), including upon nonrenewal of Optionee’s existing employment agreement by the Company or other applicable Service Recipient, in the event such termination listed in (i), (ii), or (iii) occurs prior to the fifth anniversary of the Closing Date;

(f) The Extended Exercise Date in the event of (i) an Optionee’s resignation from employment with the Company and all Service Recipients for Good Reason; (ii) an Optionee’s Retirement; or (iii) an Optionee’s termination of employment by the Company and all Service Recipients without Cause (for any reason other than as set forth in Sections 3.2(b) or 3.2(g)), including upon nonrenewal of Optionee’s existing employment agreement by the Company or other applicable Service Recipient, and any such termination listed in (i), (ii), or (iii) occurs on or after the fifth anniversary of the Closing Date;

(g) The Extended Exercise Date in the event of an Optionee’s Job Elimination;

(h) Immediately upon the date of an Optionee’s breach of the provisions of Section 22(a)(ii) of the Management Stockholder’s Agreement; or

(i) At the discretion of the Company, if the Committee so determines pursuant to Section 9 of the Plan, but only to the extent the Committee determines it to be permitted under applicable tax laws and not have adverse tax consequences to the Optionee under Section 409A of the Code.

Notwithstanding the foregoing, the time periods set forth in this Section 3.2 shall not begin to run with respect to Performance Options that vest in accordance with Section 3.1(a)(ii) above until the time at which the Board certifies the financial statements for the Company for the Fiscal Year immediately preceding the Fiscal Year in which, or for the Fiscal Year in which, termination of employment occurs. For purposes of the foregoing provision, the term “Fiscal Year” shall include calendar years 2015 and 2016.

ARTICLE IV

EXERCISE OF OPTION

Section 4.1 Person Eligible to Exercise

During the lifetime of the Optionee, only the Optionee (or his duly authorized legal representative) may exercise the Option or any portion thereof. After the death of the Optionee, any exercisable portion of the Option may, prior to the time when an Option becomes unexercisable under Section 3.2, be exercised by his personal representative or by any person empowered to do so under the Optionee’s will or under the then applicable laws of descent and distribution.

Section 4.2 Partial Exercise

Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2; provided, however, that any partial exercise shall be for whole Shares only.

Section 4.3 Manner of Exercise

The Option, or any exercisable portion thereof, may be exercised solely by delivering to the Secretary or his office all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:

(a) Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

(b) (i) Full payment (in cash, by check, or by a combination thereof or through tender of previously owned Shares (any such Shares valued at Fair Market Value on the date of exercise) that the Participant has held for at least six months (or such other period as may be required by the Company’s accountants but only to the extent required to avoid liability accounting under FAS 123(R) or any successor standard thereto)) for the Shares with respect to which such Option or portion thereof is exercised or (ii) indication that the Optionee elects to have the number of Shares that would otherwise be issued to the Optionee reduced by a number of Shares having an equivalent Fair Market Value to the payment that would otherwise be made by the Optionee to the Company pursuant to clause (i) of this subsection (b);

(c) (i) Full payment (in cash or by check or by a combination thereof) to satisfy the minimum withholding tax obligation with respect to which such Option or portion thereof is exercised; or (ii) notice in writing that the Optionee elects to have the number of Shares that would otherwise be issued to the Optionee reduced by a number of Shares having an equivalent Fair Market Value to the payment that would otherwise be made by the Optionee to the Company pursuant to clause (i) of this subsection (c);

(d) A bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other person then entitled to exercise such Option or portion thereof, stating that the Shares are being acquired for his own account, for investment and without any present intention of distributing or reselling said Shares or any of them except as may be permitted under the Securities Act of 1933, as amended (the “Act”), and then applicable rules and regulations thereunder, and that the Optionee or other person then entitled to exercise such Option or portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the Shares by such person is contrary to the representation and agreement referred to above; provided, however, that the Committee may, in its reasonable discretion, take whatever additional actions it deems reasonably necessary to ensure the observance and performance of such representation and agreement and to effect compliance with the Act and any other federal or state securities laws or regulations; and

(e) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option.

Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of Shares acquired on exercise of an Option does not violate the Act, and may issue stop-transfer orders covering such Shares. Share certificates evidencing stock issued on exercise of this Option shall bear an appropriate legend referring to the provisions of subsection (d) above and the agreements herein. The written representation and agreement referred to in subsection (d) above shall, however, not be required if the Shares to be issued pursuant to such exercise have been registered under the Act, and such registration is then effective in respect of such Shares.

Section 4.4 Conditions to Issuance of Stock Certificates

The Shares of stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued Shares or issued Shares, which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for Shares of stock purchased (if certified, or if not certified, register the issuance of such Shares on its books and records) upon the exercise of the Option or a portion thereof if the issuance of Shares upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations and prior to fulfillment of all of the following conditions:

(a) The obtaining of approval or other clearance from any state or federal governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable;

(b) The execution by the Optionee of the Management Stockholder’s Agreement and a Sale Participation Agreement; and

(c) The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience or as may otherwise be required by applicable law.

The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares subject to the Option will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority has not been obtained.

Section 4.5 Rights as Stockholder

Except as otherwise provided in Section 2.4 of this Agreement, the holder of an Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares purchasable upon the exercise of the Option or any portion thereof unless and until certificates representing such Shares shall have been issued by the Company to such holder or the Shares have otherwise been recorded in the records of the Company as owned by such holder.

ARTICLE V

MISCELLANEOUS

Section 5.1 Administration

The Committee shall have the power to adopt, interpret, or revoke rules for the administration, interpretation and application of the Plan. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 5.2 Option Not Transferable

Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution or any transfer permitted in accordance with the terms and conditions of the Management Stockholder’s Agreement or the Sale Participation Agreement.

Section 5.3 Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Optionee shall be addressed to him at the last address on file with the Company. By a notice given pursuant to this Section 5.3 either party may hereafter designate a different address for notices to be given to that party. Any notice, which is required to be given to the Optionee, shall, if the Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5.3. Any notice shall have been deemed duly given when (i) delivered in person or (ii) enclosed in a properly addressed, sealed envelope or wrapper, deposited (with postage or fees prepaid) with a post office or branch post office regularly maintained by the United States Postal Service or an office regularly maintained by FedEx, UPS, or comparable non-public mail carrier. Any person entitled to notice hereunder may, by written form, waive such notice.

Section 5.4 Titles; Pronouns

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 5.5 Applicability of Plan, Management Stockholder’s Agreement and Sale Participation Agreement

The Option and the Shares issued to the Optionee upon exercise of the Option shall be subject to all of the terms and provisions of the Plan, the Management Stockholder’s Agreement and a Sale Participation Agreement, to the extent applicable to the Option and such Shares. In the event of any conflict or inconsistency between the terms hereof and the terms of the Plan, the terms of the Plan shall be controlling.

Section 5.6 Amendment

Subject to Section 10 of the Plan, this Agreement may be amended only by a writing executed by the parties hereto, which specifically states that it is amending this Agreement.

Section 5.7 Governing Law

The laws of the State of Texas shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

Section 5.8 Arbitration

In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator. Such arbitration process shall take place within the Dallas, Texas metropolitan area. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator.

Section 5.9 Furnish Information

Optionee agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

Section 5.10 Remedies

The Company shall be entitled to recover from Optionee reasonable attorneys’ fees incurred in connection with the enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

Section 5.11 No Liability for Good Faith Determinations

The Company and the members of the Committee and the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Option granted hereunder.

Section 5.12 Execution of Receipts and Releases

Any payment of cash or any issuance or transfer of Shares or other property to Optionee, or to Optionee’s legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Company may require Optionee or Optionee’s legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefore in such form as it shall determine.

Section 5.13 No Guarantee of Interests

The Board and the Company do not guarantee the Common Stock of the Company from loss or depreciation.

Section 5.14 Company Records

Records of the Company regarding Optionee’s service and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

Section 5.15 Information Confidential

As partial consideration for the granting of this Option, Optionee agree that Optionee will keep confidential all information and knowledge that Optionee has relating to the manner and amount of his participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to Optionee’s spouse, tax and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to Optionee, as a factor weighing against the advisability of granting any such future award.

Section 5.16 Successors

This Agreement shall be binding upon Optionee, Optionee’s legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

Section 5.17 Severability

If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

Section 5.18 Company Action

Any action required of the Company shall be by resolution of the Board or by a person authorized to act by resolution of the Board.

Section 5.19 Word Usage

Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.

Section 5.20 No Assignment

Optionee may not assign this Agreement or any of Optionee’s rights under this Agreement without the Company’s prior written consent, and any purported or attempted assignment without such prior written consent shall be void.

[Signatures on next page.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

ENERGY FUTURE HOLDINGS CORP.

By:	/s/ Robert C. Walters
Name:	Robert C. Walters
Its:	Executive Vice President and General Counsel

OPTIONEE:

By:	/s/ Joel Kaplan

Summary of Option grants governed by this Agreement appears on the following page.

[Signature Page of Stock Option Agreement]

Summary of Option

	Time Option	Performance Option
Aggregate number of Shares subject to the Option	1,125,000	375,000

Grant Date	October 29, 2009	October 29, 2009

Exercise Price	$3.50	$3.50

[Summary of Option Grants]